COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Monday, July 31, 2006

COACHMEN INDUSTRIES, INC. ANNOUNCES SECOND QUARTER RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the second quarter ended June 30, 2006.

With a continuation of challenging market conditions, sales for the second quarter were $155.3 million, which compares to $190.0 million during the same period last year.  On 18.3% fewer sales, the Company reported a net profit in the second quarter of $0.3 million, or $0.02 per share, versus a net loss of $1.5 million, or $0.09 per share in the second quarter of 2005.  For the first six months, net sales were $317.9 million versus $382.3 million last year. Net earnings per share were $0.21 versus a net loss of $0.18 during the first six months of 2005.

“In the face of difficult markets, we have put together back-to-back profitable quarters with the successful completion of many of the actions under our Intensive Recovery Plan and improvements in our Housing Group,” commented Chairman and CEO Claire Skinner.  “We have also just returned from our annual recreational vehicle Dealer Seminar, where dealers responded with overwhelming enthusiasm to our new 2007 products, which bodes well for further improvement in the second half of the year.”

Income from continuing operations for the second quarter was $0.5 million, or $0.03 per share compared with a loss of $1.7 million, or $0.10 per share in the prior year.  Loss from discontinued operations was $0.2 million, or $0.01 per share due to residual costs from actions completed in prior quarters as part of the Company’s Intensive Recovery Plan.  This compares to income from discontinued operations of $0.2 million, or $0.01 per share last year.  For the first six months, net income from continuing operations was

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Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

$0.9 million, or $0.06 per share compared with a loss from continuing operations of $2.6 million, or $0.16 per share. Income from discontinued operations was $2.3 million, or $0.15 per share compared with a net loss from discontinued operations of $0.2 million, or $0.02 per share in the prior year.

The Company increased its cash position as of June 30, 2006, from year-end 2005, by $1.0 million to $3.8 million with shareholders’ equity of $195.6 million.  Cash used in operations was $7.1 million for the first six months, compared with positive cash flow from operations of $14.1 million in 2005.  Total working capital decreased to $90.1 million from $94.0 million last quarter.  Total inventories were reduced to $112.3 million, compared to $152.8 million, including discontinued operations of $17.2 million at the end of the same period last year.  Capital expenditures in the second quarter were reduced to $1.6 million compared with $2.3 million last year.  Depreciation was $1.6 million for the second quarter versus $2.2 million for the second quarter of 2005.  The Company is currently in the latter stages of negotiating a new credit facility to replace the current $35 million facility that is due to expire in August 2006.

Recreational Vehicle Segment

The Company’s Recreational Vehicle Group reported sales of $111.1 million during the second quarter of 2006, down 21.4% from the $141.4 million reported for the comparable period last year, due to the continued softness in the Class A motorhome market, together with a more challenging model change process than the previous year.  Sales were also negatively affected by lingering market effects of the warranty matters stemming from sidewalls and camping trailer lift system issues, as detailed in previous releases.  For the quarter, RV Group wholesale unit shipments of all product types decreased by 23.2% to 3,894 units.  Shipments of motorized products fell 21.9% to 1,122 units, while shipments of non-motorized products decreased by 23.7% to 2,772 units.

Gross profit for the RV Group decreased to 4.6% of sales from 5.3% of sales, due to labor inefficiencies associated with plant moves, lower overhead absorption from current production levels and discounting associated with sidewall issues and model year sell down.  The RV Group generated a pre-tax loss from continuing operations for the second quarter of $5.3 million compared with a pre-tax loss of $6.2 million for the year-ago quarter.  For the first six months, RV Group sales decreased to $231.0 million from $295.1 million last year.  Despite the 21.7% decline in sales, the RV Group’s pre-tax losses remained essentially flat at $8.0 million versus $8.1 million in the first half of 2005.

A major component of the RV Group’s Intensive Recovery Plan involved the streamlining and significant repositioning of many of its product lines.  The total number of product lines has been reduced by 37%, and 48% of all models are new for 2007.  The magnitude of this product redevelopment effort caused a later in-door production date of new models. In addition, the annual new product introduction meeting fell in the third

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Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

quarter this year, versus the second quarter last year.  These timing changes impacted inventories and backlogs.  Although finished goods inventory was reduced by $17.0 million, including discontinued operations of $0.5 million compared to the same period last year, it increased $5.7 million from last quarter.  Management expects inventories to be significantly reduced during the third quarter with the disposition of the remaining 2006 models, extended production down weeks in July, increased demand for the redesigned 2007 products as well as a recently launched retail financing promotion designed to pull inventory through participating dealers.  At the end of the second quarter, backlogs were 726 units versus the 2,089 units in backlog at this time last year. However, the 2005 backlogs were largely reflective of orders received during the dealer new product introduction meetings held in June last year.

The RV Group’s 2007 Dealer Seminar in Kissimmee, Florida was just completed. Though sales results are still being tabulated, it is clear that the new products were enthusiastically received by dealers.  Initial orders exceeded 2,300 units, which will substantially increase current backlogs.  As these new models move into full production, management anticipates increased efficiencies resulting from the streamlining of the product lines, margin improvements and market share gains.  “We are very pleased with the overwhelmingly positive response of our dealers to our 2007 product lines, together with the numerous other changes we have made throughout the RV Group,” commented Michael R. Terlep, President of the Coachmen RV Group.

Housing and Building Segment

The Company’s Housing and Building Group reported sales of $44.2 million, down 9.0% from $48.6 million during the second quarter of 2005.  Despite the decrease in sales, the Housing Group generated a 36.4% increase in pre-tax profits from continuing operations of $2.4 million in the second quarter, compared with a $1.8 million pre-tax profit for the year-ago quarter.  For the first six months, net sales for the Housing and Building Group were basically level at $86.9 million versus  $87.1 million in 2005. At the same time, the Group posted a significant turnaround in pre-tax profits of $2.6 million for the first half of 2006, versus a pre-tax loss of $1.3 million in the first six months of 2005.

Second quarter gross profit decreased to 24.7% of sales from 26.0% in 2005, in part due to expenses relating to the disposition of remaining inventory at the former All American Homes of Tennessee facility.  Corrective actions taken under the Company’s Intensive Recovery Plan offset the current lower levels of production, resulting in improved total operating expenses of $8.4 million, or 19.0% of sales as compared to $10.8 million, or 22.3% of sales last year.  Housing Group total inventories have also been reduced from $43.9 million at this time last year, including $14.7 million in discontinued operations, to $24.7 million at the end of June 2006.

Wholesale shipments of residential units declined 14.7% from the prior year’s quarter to 1,238 floors.  Residential backlogs were 1,379 floors, compared with 1,706 at June 30, 2005.  Although unit shipments declined, the decrease was mitigated by a 9.9% increase

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Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

in average revenues per unit due to a shift in product mix.  The Company’s operations in the core Midwest markets remain challenged.  The Middle Atlantic market continued its recent strength, with an 18.5% increase in revenues at the Company’s Mod-U-Kraf division in Virginia.  The recent completion of Mod-U-Kraf’s 62,000 square-foot plant expansion, resulting in a 40% increase in production capacity, should drive continued revenue growth at that operation.

The prospects of the Company’s All American Building Systems (AABS) special projects branch continued to brighten, but it did not contribute to earnings in the second quarter due to unexpectedly long incubation periods for new projects.  However, several bids involving large military construction projects are in the final stages of review, and awards are expected to be announced by the end of the third quarter. If awarded, these new projects should have a significant positive impact on operating results possibly beginning in late 2006 and continuing into 2007. At the same time, based on the success of its previously completed projects, AABS has received intensive interest from developers of larger multi-family residential and dormitory projects.  Another significant opportunity for the Housing and Building Group involves the reconstruction of the Gulf Coast regions damaged by the hurricanes of last fall.  As the infrastructure, including basic utilities, vital services and transportation networks are restored, the Company expects to receive contracts for its modular homes and multi-family structures which offer better costs, structural integrity and timeliness of completion than other alternatives.

Asset Sales

In furtherance of its Intensive Recovery Plan, the Company completed the sale of a number of assets in the quarter.  Coachmen sold its corporate aircraft, real estate located in Florida and two buildings that were part of its former Georgie Boy Manufacturing complex in Michigan.  These sales generated total cash proceeds of approximately $5.5 million, resulting in total pre-tax gains of $3.3 million.

On May 11th, the Company received notice of termination of the March 15th agreement for the sale of the Company’s former All American Homes of Tennessee, LLC production facilities.  On June 22nd, the Company entered into a new contract with a different buyer at a comparable price.  The sale of the Tennessee property is subject to certain customary conditions, and closing is anticipated to occur in the second half of 2006.

The Company has a handful of remaining assets listed for sale, including the remaining facilities of the former Georgie Boy Manufacturing facilities in Edwardsburg, Michigan, and several smaller properties.

2006 Outlook

Current retail and wholesale demand trends in the RV industry remain soft, particularly in the Class A motorhome market.  While it appears that the Federal Reserve may be

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Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

nearing the end of the most recent cycle of increasing interest rates, recent record increases in energy prices and increased geopolitical instability may negatively impact consumer demand for recreational vehicles in the near-term.  Dealer inventories remain elevated, thus inhibiting some dealers from making new purchases in the immediate future.

The most recent statistics on housing starts from the U.S. Census Bureau showed a 13.8% decline in new single-family homes nationwide for June and a 13.3% decline in the

Midwest region.  This softness in single-family home construction will continue to present challenges for the Company’s core housing operations, particularly for its three Midwestern locations.

“We are encouraged by the recent results of the RV Group’s Dealer Seminar as well as the extensive activity and interest in our Housing Group special projects.  However, the continuing challenges that exist in our core markets make it unlikely that we will reach our initial revenue and margin goals for the year,” Chairman Skinner said.

“Given the continued weakness of the motorized RV market and the Midwest housing markets, we now expect consolidated revenues in the range of $630 million to $680 million, which will result in gross margins lower than anticipated, but this will be partially offset by better-than-expected operating expenses.  Accordingly, we are cautiously optimistic that the next two quarters will be marginally profitable.”

“Over the last nine months, we have focused on actions that will improve our margins.  Non-producing assets have been sold, production facilities have been rationalized, reductions in work force completed, and internal product development processes and product designs have been dramatically revamped and simplified.  These steps have lowered our break-even hurdles, and should increase margins when we see improvement in the challenged motorhome and Midwest housing markets,” said Chairman Skinner.  “The Company is stronger than it was just six months ago, and better positioned to take advantage of whatever opportunities may arise.  Though we continue to work through serious near-term weakness in our core markets, the strength of our products, dealers, builders, employees and balance sheet will enable us to ultimately achieve the goals of our recovery plan, excel in our markets and once again deliver the results our shareholders expect and deserve,” Chairman Skinner concluded.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

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Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability to sell and close the operations for sale as described, the accuracy of the estimates of the costs to remedy the disclosed recreational vehicle warranty issues, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, interest rates, the availability and cost of real estate for residential housing, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Coachmen Industries, Inc.
Consolidated Statements of Operations

(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net Sales	$ 155,321	$ 190,031	$ 317,875	$ 382,280

Gross Profit - $	15,987	20,121	30,629	38,907
Gross Profit - %	10.3%	10.6%	9.6%	10.2%

GS&A - $	18,491	24,270	34,750	44,469
GS&A - %	11.9%	12.8%	10.9%	11.6%

Gain on Sale of Property - $	(3,372)	(37)	(6,048)	(41)
Gain on Sale of Property - %	(2.2)%	(0.0)%	(1.9)%	(0.0)%

Operating Income (Loss) - $	868	(4,112)	1,928	(5,521)
Operating Income (Loss) - %	0.6%	(2.2)%	0.6%	(1.4)%

Other Expense	189	85	631	93

Pre-Tax Profit (Loss) from Continuing Operations - $	679	(4,197)	1,297	(5,614)
Pre-Tax Profit (Loss) from Continuing Operations - %	0.4%	(2.2)%	0.4%	(1.5)%

Tax Expense (Credit)	199	(2,537)	413	(3,001)

Net Income (Loss) from Continuing Operations	480	(1,660)	884	(2,613)

Income (Loss) from Discontinued Operations (net of taxes)	(176)	190	(505)	(243)
Gain on Sale of Discontinued Operations (net of taxes)	-	-	2,835	-

Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Net Income (Loss)	304	(1,470)	3,214	(2,856)

Earnings (Loss) per Share – Basic
Continuing Operations	0.03	(0.10)	0.06	(0.16)
Discontinued Operations	(0.01)	0.01	0.15	(0.02)
Net Earnings (Loss) per Share	0.02	(0.09)	0.21	(0.18)

Earnings (Loss) per Share – Diluted
Continuing Operations	0.03	(0.10)	0.06	(0.16)
Discontinued Operations	(0.01)	0.01	0.15	(0.02)
Net Earnings (Loss) per Share	0.02	(0.09)	0.21	(0.18)

Weighted Average Shares Outstanding
Basic	15,625	15,546	15,611	15,540
Diluted	15,643	15,546	15,634	15,540

Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

ASSETS
Current Assets	6/30/2006	12/31/2005

Cash and cash equivalents	$3,791	$2,780
Accounts receivable	37,345	47,174
Inventories	112,281	121,304
Prepaid expenses and other	14,273	16,245
Deferred income taxes	11,129	11,421

Total Current Assets	178,819	198,924

Property, plant & equipment, net	59,847	67,581

Notes receivable	7,208	2,493

Goodwill	16,865	17,383

Cash value of life insurance	30,336	28,880

Assets held for sale	2,449	291

Deferred income taxes	2,913	4,279

Other	1,747	2,985

Total Assets	$300,184	$322,816

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities	6/30/2006	12/31/2005
ST borrowings & current portion of LT debt	$12,129	$14,499
Accounts payable, trade	30,882	31,658
Floor plan notes payable	4,612	4,361

Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Accrued income taxes	124	533
Accrued expenses and other liabilities	40,978	54,856

Total Current Liabilities	88,725	105,907

Long-term debt	5,979	12,913

Postretirement deferred compensation benefits	9,898	10,182

Other	-	11

Total Liabilities	104,602	129,013

Shareholders' Equity	195,582	193,803

Total Liabilities and Equity	$300,184	$322,816

Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Coachmen Industries, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2006	2005
Net income (loss)	$3,214	$(2,856)
Depreciation	3,292	4,463
Changes in current assets and liabilities	(13,629)	12,487
Net Cash Provided by Operations	(7,123)	14,094

Net Cash Provided by/(Used in) Investing Activities	18,923	(4,415)

Net borrowings	(9,053)	(18,096)
Issuance of stock	141	181
Dividends	(1,877)	(1,887)
Other	-	36
Net Cash Used in Financing Activities	(10,789)	(19,766)

Increase/(Decrease) in Cash and Cash Equivalents	1,011	(10,087)

Beginning of period cash and cash equivalents	2,780	14,992

Ending of Period Cash and Cash Equivalents	$3,791	$4,905

Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Coachmen Industries, Inc.
Segment Information
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Sales
Recreational Vehicle	$111,110	$141,437	$230,964	$295,133
Housing and Building	44,211	48,594	86,911	87,147
Total	$ 155,321	$ 190,031	$ 317,875	$ 382,280

Gross Profit
Recreational Vehicle	$5,083	$7,550	$10,062	$18,704
Housing and Building	10,905	12,639	20,567	20,203
Other	(1)	(68)	-	-
Total	$ 15,987	$ 20,121	$ 30,629	$ 38,907

Gross Margin Percentage
Recreational Vehicle	4.6%	5.3%	4.4%	6.3%
Housing and Building	24.7%	26.0%	23.7%	23.2%
Total	10.3%	10.6%	9.6%	10.2%

Operating Expenses
Recreational Vehicle	$10,408	$13,597	$17,736	$26,450
Housing and Building	8,414	10,835	17,968	21,540
Other	(3,703)	(199)	(7,003)	(3,562)
Total	$ 15,119	$ 24,233	$ 28,701	$ 44,428

Operating Expense Percentage
Recreational Vehicle	9.4%	9.6%	7.7%	9.0%
Housing and Building	19.0%	22.3%	20.7%	24.7%
Total	9.7%	12.8%	9.0%	11.6%

Coachmen Industries, Inc. Announces Second Quarter Results

July 31, 2006

Operating Income / (Loss)
Recreational Vehicle	$(5,325)	$(6,047)	$(7,674)	$(7,746)
Housing and Building	2,491	1,804	2,599	(1,337)
Other	3,702	131	7,003	3,562
Total	$ 868	$ (4,112)	$ 1,928	$ (5,521)

Pre-Tax Income / (Loss) from Continuing Operations
Recreational Vehicle	$(5,356)	$(6,198)	$(8,025)	$(8,061)
Housing and Building	2,445	1,793	2,588	(1,238)
Other	3,590	208	6,734	3,685
Total	$ 679	$ (4,197)	$ 1,297	$ (5,614)

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